UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2011

FluoroPharma Medical, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-151381	20-8325616
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

500 Boylston Street, Suite 1600
Boston, MA	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 456-0366

(Former name or former address, if changed since last report)

Copies to:
Marc J. Ross, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On September 8, 2011, the management of FluoroPharma Medical, Inc. (the “Company”) concluded that the financial statements for the three and six months ended June 30, 2011 included in the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 15, 2011 should no longer be relied upon as they do not reflect the proper accounting for the detachable Series A Warrants issued in connection with the issuance of the Series A Preferred Stock in May 2011.  According to ASC for 470-20, which provides accounting guidance for convertible preferred stock with detachable warrants, the Company has concluded that the detachable Series A Warrants issued in connection with the issuance of the Series A Preferred Stock in May 2011 should be recorded as a preferred stock dividend.  As a result of this guidance, the Company will file an amended 10-Q with the SEC to restate the financial statements to include a preferred stock dividend of $420,648, representing the relative fair value of the Series A Warrant, and an additional preferred stock dividend of $420,648, representing the beneficial conversion feature for the Series A Preferred Stock, as of the date of the closing of this equity financing.

The effect of this restatement will be an increase to additional paid in capital of $841,296 with a corresponding charge to accumulated deficit for the same amount as of and for the period ended June 30, 2011. This restatement has no impact on the Company's net financial condition or results from operations for the period.

The Company’s management has apprised the Company’s Board of Directors and has discussed the matters disclosed in this 8-K with its independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FluoroPharma Medical, Inc.
Dated: October 3, 2011	By: /s/ Johan M. (Thijs) Spoor
Johan M. (Thijs) Spoor CEO, President and CFO